Exhibit 3.1

TERRA INDUSTRIES INC.

ARTICLES SUPPLEMENTARY CLASSIFYING

750,000 SHARES OF

SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

TERRA INDUSTRIES INC., a Maryland corporation (the “Corporation”), certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the Corporation’s Articles of Restatement filed with the Department on September 11, 1989, as amended and supplemented (the “Charter”), and Section 2-105(a)(9) of the Maryland General Corporation Law (“MGCL”), the Board of Directors has, at a meeting duly called and held on August 6, 2004, adopted resolutions classifying and designating a separate series of authorized but unissued shares of capital stock, without par value, of the Corporation (“Capital Stock”) to consist of a maximum of 750,000 shares of Capital Stock previously classified as Common Shares, setting certain of the preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of such separate series of Capital Stock, providing for the issuance of a maximum of 750,000 shares of such series of Capital Stock and, pursuant to the powers contained in the bylaws of the Corporation (the “Bylaws”) and the MGCL, appointing a committee (the “Series B Committee”) of the Board of Directors and delegating to the Series B Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, reclassifying, designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such separate series of Capital Stock and determining the number of shares of such series of Capital Stock (not in excess of the aforesaid maximum number) to be classified and issued and the price and other terms and conditions upon which shares of such separate series of Capital Stock are to be issued and sold.

SECOND: Pursuant to the authority delegated to the Series B Committee as aforesaid, the Series B Committee has, at a meeting duly called and held, duly adopted resolutions reclassifying 750,000 shares of authorized but unissued shares of Capital Stock previously classified as Common Shares as the aforesaid separate series of Capital Stock, designating such separate series as “Series B Cumulative Redeemable Preferred Shares”, setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such Series B Cumulative Redeemable Preferred Shares (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles Supplementary) and authorizing the issuance of up to 750,000 shares of Series B Cumulative Redeemable Preferred Shares. After giving effect to the reclassification of such shares as Series B Cumulative Redeemable Preferred Shares, the number of shares of Capital Stock classified as Common Shares is reduced from 148,200,00 Common Shares to 147,450,000 Common Shares, and the terms of the Common Shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as set forth in the Charter) remain unchanged.

THIRD: The series of shares of Capital Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Series B Committee shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions (the “Series B Terms”):

1. Designation and Number. A series of Capital Stock, designated the “Series B Cumulative Redeemable Preferred Shares”, is hereby established. The number of Series B Preferred Shares shall be 750,000.

2. Definitions. For purposes of the Series B Preferred Shares, the following terms shall have the meanings indicated:

“Change of Control” shall mean the acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), or the sale of all or substantially all of the assets of the Corporation, unless, in connection with such acquisition or sale of assets, the Corporation’s stockholders as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for such corporation’s acquisition or sale or otherwise), have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of securities of the surviving or acquiring person or entity representing more than 50% of the combined voting power of the surviving or acquiring person or entity ordinarily having the right to vote at elections of directors. Notwithstanding the foregoing, a transaction will not be deemed to constitute a Change of Control if its sole purpose is to change the state of incorporation of the Corporation.

“Closing Date” shall have the meaning set forth in that certain Stock Purchase Agreement dated as of August 6, 2004 (the “Stock Purchase Agreement”) by and among Mississippi Chemical Corporation, a Mississippi corporation, Misschem Acquisition Inc., a Delaware corporation, and the Corporation.

“Closing Share Price” shall have the meaning set forth in the Stock Purchase Agreement, as of the applicable date.

“Common Shares” shall have the meaning set forth in the Article SIXTH of the Charter.

“Dividend Payment Date” shall mean, with respect to any Series B Preferred Share, the earlier of: (i) the date on which the holders of Series B Preferred Shares are paid their Liquidation Preference plus an amount equal to all accrued and unpaid dividends on their Series B Preferred Shares pursuant to Section 6 hereof after the occurrence of a Liquidation Event; or (ii) the date on which such share is redeemed by the Corporation pursuant to Section 7 hereof.

“Dividend Rate” shall mean a rate per annum equal to 175 basis points (1.75%) over the trading yield (expressed as interest rate per annum) of the Corporation’s existing 11.5% Second Priority Senior Secured Notes, due 2010, computed by the Corporation on the Ten Month Date.

“Issue Date” shall mean with respect to any Series B Preferred Share, the date on which such Series B Preferred Share is issued.

“Junior Shares” shall have the meaning set forth in Section 4 hereof.

“Liquidation Event” shall mean any liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” shall have the meaning set forth in Section 6 hereof.

“Mandatory Redemption Date” shall mean the date which is the earlier to occur of (i) the date of a Change of Control, or (ii) August 6, 2011.

“Parity Shares” shall have the meaning set forth in Section 4 hereof.

“Series B Preferred Shares” shall mean the Series B Cumulative Redeemable Preferred Shares, without par value, of the Corporation.

“Ten Month Date” means the day of the tenth month following the month in which the Closing Date occurs, which is the same day of the month as the Closing Date. If such day is not a business day, then the “Ten Month Date” shall be the next business day.

3. No Sinking Fund; No Preemptive Rights. The Series B Preferred Shares will not be subject to any sinking fund. No holder of Series B Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any shares of Capital Stock of the Corporation of any class or series (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.

4. Rank. The Series B Preferred Shares shall, with respect to rights upon the occurrence of a Liquidation Event, rank (a) senior to all Common Shares and all equity securities issued by the Corporation ranking junior to the Series B Preferred Shares as to the payment of distribution of assets upon a Liquidation Event (collectively, “Junior Shares”); (b) on a parity with the Company’s 4.25% Series A Cumulative Convertible Perpetual Preferred Shares and all other equity securities issued by the Corporation ranking on a parity with the Series B Preferred Shares as to distribution of assets upon a Liquidation Event, whether or not the liquidation preferences per share thereof be different from those of the Series B Preferred Shares (collectively, “Parity Shares”); and (c) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares as to distribution of assets upon the occurrence of a Liquidation Event.

5. Dividends. The holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of assets of the Corporation legally available for that purpose, cumulative cash dividends at an annual rate per share equal to the product of (i) the Dividend Rate multiplied by (ii) the Liquidation Preference. Such dividends shall be cumulative, and shall accrue on a daily basis commencing on the Ten Month Date. No dividends will accrue between the Issue Date and the Ten Month Date. Dividends will not be paid periodically but will accumulate, and all such accumulated dividends on each Series B Preferred Share will be payable on the Dividend Payment Date for such share. Dividends shall be payable to the holders of record of the Series B Preferred Shares as they appear on the stock records of the Corporation at the close of business on the day immediately preceding the Dividend Payment Date, or on such other date as may be established by the Board of Directors of the Corporation as the record date for such dividends. Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Shares shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for payment of such dividends, and whether or not such dividends are declared. Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Shares as provided in this Section 5. Except as provided in Sections 6 and 7 hereof, nothing herein shall limit or restrict the Corporation’s ability to authorize, declare and pay dividends or other distributions on, or to redeem, shares of its Capital Stock of any class or series.

6. Liquidation Preference. Upon the occurrence of any Liquidation Event, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of Junior Shares, the Corporation shall pay to the holders of Series B Preferred Shares a liquidation preference of $100.00 per Series B Preferred Share (the “Liquidation Preference”), plus an amount equal to all accrued and unpaid dividends to the date of payment to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Shares and holders of Parity Shares have been paid the liquidation payments to which they are entitled in full, no payment will be made to any holder of Junior Shares upon the occurrence of a Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series B Preferred Shares shall be insufficient to pay in full the Liquidation Preference plus any accrued and unpaid dividends to which they are entitled and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. Written notice of the occurrence of any Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable upon such event shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Shares at the respective addresses of such holders as the same shall appear on the stock records of the Corporation. After payment of the full amount of the distributions to which they are entitled pursuant to this Section 6, the holders of the Series B Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. A Change of Control shall not be deemed to constitute a Liquidation Event.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

7. Redemption.

(a) The Corporation, at its option at any time, and from time to time, prior to the Ten Month Date, upon not less than 30 nor more than 60 days written notice, may redeem all or any portion of Series B Preferred Shares as set forth in this Section 7(a). The Series B Preferred Shares may be redeemed at the option of the Corporation pursuant to this Section 7(a) out of assets legally available therefor at a redemption price per share payable in Common Shares or cash as determined by the Corporation in its sole and absolute discretion, as follows: (1) a number of duly authorized and validly issued Common Shares equal to (A) the Liquidation Preference of $100 divided by (B) the Closing Share Price; or (2) cash equal to the product of (C) the number of Common Shares determined pursuant to clause (1) multiplied by (D) the Closing Share Price.

(b) If the Corporation does not redeem all Series B Preferred Shares within the time period set forth in Section 7(a) hereof, then from and after the Ten Month Date the Corporation will not have the option to redeem any Series B Preferred Shares until the third anniversary of the Ten Month Date. At any time, and from time to time, from and after the third anniversary of the Ten Month Date and continuing until the Mandatory Redemption Date, the Corporation, at its option upon not less than 30 nor more than 60 days written notice, may redeem all or any portion of Series B Preferred Shares as set forth in this Section 7(b). The Series B Preferred Shares may be redeemed at the option of the Corporation pursuant to this Section 7(b) out of assets legally available therefor at a redemption price per share payable in cash equal to (1) the Liquidation Preference of $100 plus (2) an amount equal to all accrued and unpaid dividends, if any, to the date fixed for redemption, without interest.

(c) If the Corporation has not previously redeemed all Series B Preferred Shares pursuant to Section 7(a) or 7(b) hereof, then all Series B Preferred Shares then outstanding shall be redeemed by the Corporation on the Mandatory Redemption Date out of assets legally available therefor at a redemption price per share payable in cash equal to (1) the Liquidation Preference of $100 plus (2) an amount equal to all accrued and unpaid dividends, if any, to the date fixed for redemption without interest.

(d) If fewer than all of the outstanding Series B Preferred Shares are to be redeemed at any time, the Series B Preferred Shares to be redeemed at such time shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation. The holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in the notice of redemption and shall be entitled to the redemption price upon such redemption following such surrender.

(e) If (i) notice of redemption of any shares of the Series B Preferred Shares has been given, (ii) the Common Shares or funds necessary for such redemption, as the case may be, have been irrevocably set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given as to the method of payment of such redemption consideration, then from and after the redemption date, dividends shall cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption consideration payable upon such redemption, without interest. Nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series B Preferred Shares at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

(f) Notice of redemption pursuant to Sections 7(a), 7(b) or 7(c) hereof will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Shares to be redeemed; (iv) the place or places where the Series B Preferred Shares is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Shares held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Shares held by such holder to be redeemed.

(g) All Series B Preferred Shares redeemed or purchased by the Corporation pursuant to Section 7 hereof or otherwise shall, after such redemption or purchase, have the status of authorized but unissued shares of Capital Stock without classification or designation as to class or series.

8. Voting Rights. Holders of the Series B Preferred Shares will not have any voting rights.

9. Exclusion of Other Rights. The Series B Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Series B Terms.

10. Conversion. The holders of Series B Preferred Shares shall not have any rights to convert such shares into, or exchange such shares for, shares of any other class or series of Capital Stock or any other securities of, or interest in, the Corporation.

FOURTH: The Series B Preferred Shares has been classified, reclassified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Corporate Secretary on this 20th day of December, 2004.

ATTEST:		TERRA INDUSTRIES INC.

	/s/ Mark A. Kalafut	By:	/s/ Michael L. Bennett	(SEAL)
Name:	Mark A. Kalafut	Name:	Michael L. Bennett
Title:	Corporate Secretary	Title:	President

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